CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated November 22, 2022, with respect to the financial statements of Allspring Global Investment Grade Credit Fund (formerly, Wells Fargo Global Investment Grade Credit Fund), Allspring Income Plus Fund (formerly, Wells Fargo Income Plus Fund), and Allspring International Bond Fund (formerly, Wells Fargo International Bond Fund), three of the funds comprising Allspring Funds Trust (formerly, Wells Fargo Funds Trust), as of September 30, 2022, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
January 23, 2023